SCHEDULE 14C
                                 (Rule 14c-101)
                  INFORMATION REQUIRED IN INFORMATION STATEMENT
                            SCHEDULE 14C INFORMATION
                 Information Statement Pursuant to Section 14(c)
                     of the Securities Exchange Act of 1934


Check the appropriate box:

[ ] Preliminary information statement      [ ] Confidential, for Use of the
                                               Commission Only (as permitted by
[X] Definitive information statement           Rule 14c-5(d)(2))

                                  NEXPUB, INC.
                  (Name of Registrant as Specified in Charter)

Payment of Filing Fee (Check the appropriate box):

[ ] No fee required.

[X] Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): Fee amount is based on net total consideration to be received of approximately $350,000.

     (4)  Proposed maximum aggregate value of transaction: $350,000

     (5)  Total fee paid: $70.00

         [X] Fee paid previously with preliminary materials.

         [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

              (1)  Amount Previously Paid:

              (2)  Form, Schedule or Registration Statement No.:

              (3)  Filing Party:

              (4)  Date Filed:

                                  NEXPUB, INC.
                               3829 EXECUTIVE WAY
                             MIRAMAR, FLORIDA 33025

Dear Shareholder:

         This information statement is being furnished to the holders of common stock, par value $.001 per share, of NexPub, Inc., in connection with the proposed sale of substantially all of the print operation assets of NexPub, a Delaware corporation, to Robert and Laurie Edgman, or their assigns whereby NexPub will sell substantially all of the assets of used in its operations in Miramar, Florida excluding its CorporatePrintCenter (CPC) technology.

         We believe the asset sale is in the best interests of NexPub and its shareholders. The asset sale has the unanimous support of our Board of Directors, and our controlling shareholders have consented in writing to the asset sale pursuant to a proposed asset purchase agreement which will contain standard and customary terms and conditions and approved by our Board of Directors. This action by our controlling shareholders is sufficient to ensure that a majority of our shareholders approve the asset sale without the vote of any other shareholder. Accordingly, your approval is not required and is not being sought.

         NexPub shareholders will not receive any cash, stock or other property in connection with, or as a result of, the sale of assets. NexPub will attempt to continue in business and will attempt to continue to be a publicly held company; however, we cannot be assured that this will be possible. NexPub's common stock will, subject to regulatory requirements, continue to be quoted on the OTC Bulletin Board, and NexPub will make reasonable efforts to continue to file reports with the Securities and Exchange Commission.

         This information statement and the attached documents provide you with detailed information about the asset sale. Please read these documents carefully in their entirety. You may also obtain information about us from publicly available documents that have been filed with the Securities and Exchange Commission.

                                                     Very truly yours,

                                                     Neal J. Polan
                                                     Chief Executive Officer

                                  NEXPUB, INC.
                               3829 EXECUTIVE WAY
                             MIRAMAR, FLORIDA 33025.

INTRODUCTION

         This information statement is being mailed or otherwise furnished to shareholders of NexPub, Inc., a Delaware corporation (the "Company"), in connection with the prior approval by our Board of Directors, and receipt by the Board of approval by written consent of the holders of a majority of the outstanding shares of the Company's common stock, of the sale of substantially all of the print operation assets of the Company. Accordingly, all necessary corporate approvals in connection with the matters referred to herein have been obtained. This Information Statement is furnished solely for the purpose of informing shareholders in the manner required under the Securities Exchange Act of 1934, as amended, of these corporate actions before they take effect.

         Our Board of Directors believes the asset sale is in the best interest of NexPub and its shareholders. The asset sale has the unanimous support of our Board of Directors, and our controlling shareholders have consented in writing to the asset sale pursuant to a proposed asset purchase agreement, which will contain standard and customary terms and conditions. This action by our controlling shareholders is sufficient to ensure that a majority of our shareholders approve the asset sale without the vote of any other shareholder. Accordingly, your approval is not required and is not being sought.


         The principal executive offices of the Company are located at 3820 Executive Way, Miramar, Florida 33025. The approximate date on which this Information Statement was first sent or given to holders of the Company's common stock, par value $.001 per share (the "Common Stock") shall be on or about FEBRUARY 4, 2002.


VOTING

          In accordance with the Delaware General Corporation Law, the Company secured the written consent of a majority of the shareholders of the Company's Common Stock, approving the actions described above. As a result of the action of the majority of the shareholders of the Company, proxies will not be solicited and no additional vote shall be taken on these matters.

         Only shareholders of the Company's Common Stock of record at the close of business on December 1, 2001 (the "Record Date") were entitled to receipt of the written action approving the matters described above. Each holder of Common Stock was entitled to one vote on each of the foregoing matters, for each share of Common Stock held by such shareholder. There were outstanding on the Record Date 106,322,851 shares of Common Stock (including 13,361,111 shares which are issued to the Company and subject to a pledge to a bank, which are not entitled to vote or be counted for quorum purposes).

         Under Delaware law and the Company's bylaws, any action that may be taken at an annual meeting of shareholders may be taken without a meeting, without prior notice and without a vote if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. The action of shareholders by written consent holding a majority of the issued and outstanding shares of the Company approved the asset sale, effective on or about December 1, 2001.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

                                  NEXPUB, INC.

                               SUMMARY TERM SHEET

Q: WHAT TRANSACTION IS BEING PROPOSED?

A: We are selling substantially all of our print operation assets not including the CPC technology, but including all of the assets used in the operations of our print business and located at our Miramar, Florida facilities, to Robert and Laurie Edgman, or their assigns. Robert Edgman is currently our operations manager and Laurie Edgman is our sales manager.

Q: WHAT ARE THE REASONS FOR THE ASSET SALE?

A: Due to our financial projections and the inability to continue ongoing operations with our current cash flow, along with other factors including the level of competition in the printing industry, the inability of the Company to raise additional equity capital, the severe slowdown experienced in the print industry as the general economy fell into recession and spending on advertising, marketing and promotion decreased significantly, the slowing retail market negatively impacted the quick-print business and sales fell at our Miramar facility, the loss of key personnel at our Miramar facility, the effects of the events of September 11, 2001 on the South Florida economy and our sales and prospects and general economic conditions, our Board of Directors has deemed it advisable and in the best interests of the Company and our shareholders to enter into the asset sale. Additionally, after seeking other potential purchasers for the assets associated with the Miramar facility we have been unable to find a viable alternative to the proposed asset sale. Accordingly, we have determined that the sale of substantially all of our operating assets is prudent at this time.

Q: WHAT VOTE OF SHAREHOLDERS IS REQUIRED TO APPROVE THE ASSET SALE?

A: Approval of the asset sale requires approval by a majority of the holders of all outstanding shares of NexPub. Our controlling shareholders believe that it is in the best interests of NexPub and our shareholders, and they have consented in writing to the asset sale pursuant to an asset purchase agreement containing customary and standard terms and conditions and approved by our Board of Directors. This action by our controlling shareholders is sufficient to obtain the shareholder vote necessary to approve the asset sale without the approval of any other shareholder. Therefore, you are not required to vote and your vote is not being sought.

Q: WHEN WILL THE ASSET SALE BE COMPLETED?


A: We have been working towards completing the asset sale as quickly as possible. We expect to enter into an asset purchase agreement and completing the asset sale by FEBRUARY 28, 2002, or as soon as practicable following the satisfaction or waiver of the conditions to the asset sale.


Q: WHAT WILL OUR BUSINESS BE AFTER COMPLETION OF THE ASSET SALE?

A: Upon the completion of the asset sale, we intend to focus solely on the CPC technology, with greater emphasis given to seeking strategic partners to market our business services relying on advanced information communication technology.

Q: WILL I RECEIVE ANYTHING IN THIS TRANSACTION?

A: NexPub shareholders will not receive any cash, stock or other property in connection with, or as a result of, the sale of assets.

Q: WILL I STILL BE ABLE TO SELL MY STOCK?

A: Our common stock will, subject to regulatory requirements, continue to be quoted on the OTC Bulletin Board after the asset sale, and we will make reasonable efforts to continue to file all required reports with the Securities and Exchange Commission.

Q: DO I HAVE APPRAISAL RIGHTS IN CONNECTION WITH THE ASSET SALE?

A: No. Under Delaware law, holders of our common stock are not entitled to appraisal rights in connection with the sale of assets described in this information statement. See "Appraisal Rights."

Q: WHOM DO I CALL IF I HAVE QUESTIONS?

A: If you have any questions, require assistance, or need additional copies of this information statement or other related materials, you should call Neal J. Polan, our Chief Executive Officer, at 914-524-0500.

                                     SUMMARY

         The following is a summary of the material information from this information statement and may not contain all of the information that is important to you. To understand the asset sale fully, and for a more complete description of the legal terms of the asset sale, you should carefully read this information statement and the documents to which we refer you. Additional information about us has been filed with the SEC and is available upon request without charge, as described under "Where You Can Find More Information" on page 12.

THE ASSET SALE

         This information statement relates to the sale of substantially all of our print operation assets, including all of the assets used in the operations of our printing business and located at our Miramar, Florida facilities, to Robert and Laurie Edgman, or their assigns.

THE COMPANY

         NexPub, Inc. is a web-based provider of end-to-end printing and publishing management and production services. Our customer focus is purchasers of business communications and the manufacturers who supply those services. We offer customers access to a private customized secure website containing a digital catalog of corporate branding material and marketing products which allows them to create custom printed materials on-demand and fulfilled to their required destination. The web environment created by NexPub is the CorporatePrintCenter ("CPC"). The CPC employs graphic on the fly technology which enables users to see an image of their print order, make modifications and see those updated in real time, select quantity, request turn-around time and establish delivery instructions.

         To date, we have supported business operations through a combination of borrowings and equity sales.

REASONS FOR THE ASSET SALE (see page 9)

         Important factors in the Board of Director's determination to enter into the proposed asset sale included, but were not limited to, the following:

         our financial projections;

         the questionable ability of NexPub to continue to fund its existing operations with our current cash flow;

         the level of competition in the print industry;

         the inability of the Company to raise additional equity capital;

         the severe slowdown experienced in the print industry as the general economy fell into recession and spending on advertising, marketing and promotion decreased significantly;

         the slowing retail market negatively impacted the quick-print business and sales fell at our Miramar facility;

         the loss of key personnel at our Miramar facility;

         the effects of the events of September 11, 2001 on the South Florida economy and our sales and prospects; and

         general economic conditions.

         Additionally, after seeking other potential purchasers for the assets associated with the Miramar facility we have been unable to find a viable alternative to the proposed asset sale. Accordingly, our Board of Directors determined that the sale of substantially all of our operating assets is prudent at this time.

         Our Board of Directors believes that the proposed asset sale is in the best interest of NexPub and our shareholders. Our Board of Directors unanimously:

         approved the form, terms and provisions of the asset sale;

         determined that the asset sale is fair to and in the best interest of NexPub and its public shareholders;

         approved and declared the asset sale advisable pursuant to an asset purchase agreement containing customary and standard terms and provisions and approved by our Board of Directors; and

         recommended that our shareholders approve and adopt the asset sale.

INTEREST OF EXECUTIVE OFFICERS AND DIRECTORS IN THE ASSET SALE; POTENTIAL CONFLICTS OF INTERST (see page 10)

         You should be aware that one of our officers and directors has interests in the asset sale that are different from, or in addition to, yours. See "Interests of Executive Officers and Directors; Potential Conflicts of Interest." Our Board of Directors was aware of these interests and considered them, among other matters, in approving the asset sale.

PURCHASE PRICE

         In the asset sale, we will sell substantially all of our assets to Robert and Laurie Edgman or their assigns, for an approximate purchase price equal to $450,000, subject to certain setoffs and adjustments which we anticipate will be no more than $100,000 and the assumption of certain liabilities. The adjustments consist of credits for the installation of air conditioning services to be provided under a contract to be negotiated by the Company and the payment by the Purchaser of a past due rent obligation of the Company.

SHAREHOLDER VOTE REQUIRED TO APPROVE THE ASSET SALE

         Approval of the asset sale requires approval by a majority of the holders of all outstanding shares of our common stock. Our controlling shareholders have consented in writing to the asset sale. The approval by our controlling shareholders is the only approval from our shareholders required to approve the asset sale pursuant to an asset purchase agreement containing customary and standard terms and conditions.

CONSEQUENCES TO SHAREHOLDERS (see page 8)

         Our shareholders will not receive any cash, stock or other property in connection with, or as a result of, the sale of assets. Our common stock will, subject to regulatory considerations, continue to be quoted on the OTC Bulletin Board after the asset sale, and we will make reasonable efforts to continue to file all required reports with the Securities and Exchange Commission.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE ASSET SALE (see page 10)

         Our management has concluded that there will be no tax consequences to our shareholders.

APPRAISAL RIGHTS (see page 11)

         Under Delaware law, our shareholders are not entitled to appraisal rights in connection with the asset sale.

                                 THE ASSET SALE

GENERAL

         Our Board of Directors is using this information statement to inform our shareholders about the proposed sale of substantially all of the print operation assets of NexPub to Robert and Laurie Edgman, or their assigns. Our Board of Directors has unanimously approved the asset sale.

         The proposed sale of substantially all of the print operation assets of NexPub will occur pursuant to an asset purchase agreement which will contain customary and standard terms and conditions and approved by our Board of Directors. Under the asset purchase agreement, we will sell substantially all of our operating assets, including all of the assets used in the operations of our printing business and located at our Miramar, Florida facilities, to Robert and Laurie Edgman, or their assigns. Our controlling shareholders have consented in writing to the asset sale. Since such controlling shareholders hold approximately a majority of our outstanding voting stock and the favorable vote of a majority of the outstanding shares of our stock is required for shareholder approval of the asset sale, no approval by our other shareholders is required or will be sought.

COMPANY INFORMATION

         NexPub is a web-based provider of end-to-end printing and publishing management and production services. Our customer focus is purchasers of business communications and the manufacturers who supply those services. We offer customers access to a private customized secure website containing a digital catalog of corporate branding material and marketing products which allows them to create custom printed materials on-demand and fulfilled to their required destination. The web environment created by NexPub is the CorporatePrintCenter ("CPC"). The CPC employs graphic on the fly technology which enables users to see an image of their print order, make modifications and see those updated in real time, select quantity, request turn-around time and establish delivery instructions.

         NexPub provides software and services developed to streamline the design, production, delivery and management of business communications. Our services are focused towards executive management including CEOs, CFOs, and heads of marketing and purchasing departments. Our target markets include financial services, investment banking, franchise systems, legal and accounting firms, marketing and services organizations, travel and leisure companies, and the automotive and real estate selling industries. With the CPC and NexPub's manufacturing facility, our customers can have a centralized website for the procurement and management of business communications while receiving possible cost savings in the manufacturing of those products. The efficiencies that NexPub provides with the CPC and our low manufacturing costs can provide companies significant savings in their printing expenses.

         To date, we have not generated revenues sufficient to break even, and have supported business operations through a combination of borrowings and equity sales.

SELECTED HISTORICAL FINANCIAL DATA OF NEXPUB


The following tables set forth selected historical financial data of Nexpub as of the dates and for the periods shown. The historical consolidated financial data for the nine months ended September 30, 2001 is unaudited. However, in the opinion of management, all adjustments, consisting of normal recurring accruals, necessary for a fair presentation at such date and for such period have been made. The financial information of Nexpub at December 31, 2000 and 1999 is based on, and qualified in its entirety by, the audited consolidated financial statements of Nexpub, including the notes thereto, which are incorporated by reference elsewhere in this information statement, and should be read in conjunction therewith.


                                                           NINE MONTHS
                                                              ENDED
                                                          SEPTEMBER 30,        YEAR ENDED         YEAR ENDED
                                                              2001                2000               1999
                                                              ----                ----               ----
Net sales                                                 $ 1,483,000        $ 2,349,000        $ 2,503,000
Loss from continuing operations                            (3,869,000)       (17,289,000)        (1,386,000)
Loss from continuing operations per common share -
basic and diluted                                               (0.04)             (0.32)             (0.05)
Total assets                                                  777,000          3,003,000          2,001,000
Long term obligations                                         340,000            481,000            634,000

PRO FORMA FINANCIAL INFORMATION OF NEXPUB

Nexpub Unaudited Pro Forma Consolidated Financial Information is attached to this information statement as Appendix A.

OUR BUSINESS AFTER THE ASSET SALE

         We will continue to search for opportunities to sell our remaining assets, including certain intangible and intellectual property assets. The Company may, due to its expected inability to meet its obligations as they become due, proceed to an orderly liquidation of its remaining assets in a manner that the Board of Directors has deemed to be in the best interests of the Company and our shareholders. This may include making an "assignment for the benefit of creditors" under applicable state law.

CONSEQUENCES TO SHARHEOLDERS

         Our shareholders will not receive any cash, stock or other property in connection with, or as a result of, the sale of assets. Our common stock will, subject to regulatory considerations and subject to any decision to seek an orderly liquidation, continue to be quoted on the OTC Bulletin Board after the asset sale, and we will make reasonable efforts to continue to file all required reports with the Securities and Exchange Commission.

BACKGROUND OF THE TRANSACTION

         Despite our efforts to increase sales revenue and reduce expenses in the past year, we continued to experience a negative cash flow during 2001. After considering several alternatives, the parties agreed that the asset sale described in this information statement was in the best interests of the Company and its shareholders.

         In April 2001, our Board of Directors directed management to explore the sale of the print operation assets used in our operations in Miramar, Florida for a purchase price of no less than $500,000. During the subsequent six months several factors affected this decision and the need to enter into the proposed transaction proposed described in this information statement. These factors include, but are not limited to, (i) the print industry experienced a severe slowdown as the general economy fell into recession and spending on advertising, promotion and marketing began to fall; (ii) the slowing retail market negatively impacted the quick-print business and sales fell at our Miramar facility; (iii) we lost a key sales/customer service representative at the Miramar facility which negatively impacted on our prospects; (iv) the events of September 11, 2001 increased the pressure on the economy including the slowdown of the South Florida economy and the resulting decrease in sales and prospects for our Miramar facility.

         Under these circumstances and our pressing need for funds to support our continuing operations, management determined that the proposed transaction negotiated with the Edgmans represented the best opportunity for the Company to quickly make a reliable, all cash sale of the assets associated with our Miramar plant and operations.

         In May 2001 we had retained Michael Brummer, our former operations manager, to market the sale of the Miramar facility and its related assets to the print industry. Mr. Brummer was engaged on a success fee basis. After several months of attempting to sell the facility Mr. Brummer was able to obtain the interest of a potential buyer, GoldStar Printing, a South Florida print business. After evaluating the assets and conducting its preliminary due diligence investigation, Goldstar did not make an offer but suggested that it assume the management of the Miramar plant and determine during the subsequent six months whether it had an interest in acquiring the Miramar assets under certain terms and conditions.

         During this time, we had solicited several potential acquirers by mail describing the Miramar facility and the related assets for sale; however, no offers were made and none of the potential purchasers was willing to enter into customary non-disclosure agreements in order to obtain further information. Management believed that this unwillingness to execute these non-disclosure agreements was an indication of the absence of real interest in the proposed acquisition. Due to the competitive and easily transferable nature of the quick-print business, management deemed it necessary to obtain a confidentiality agreement from any potential interested parties.

         Since Robert Edgman was responsible for maintaining the financial records of the operations of the Miramar facility, he was aware that it had become necessary for the Company to sell the print facility in order to support its technology on an ongoing basis. The Company had failed in its efforts to raise more equity capital and the $150,000 loan obtained from certain shareholders during August 2001 was almost fully consumed. The burn rate of the Company as of October 2001 was at over $30,000 in excess of its net revenue despite substantial reductions of our overhead.

On October 9, 2001, the Edgmans submitted an offer to purchase all of the assets associated with the operations of the Miramar plant for a purchase price of $350,000. During the next several weeks the Edgmans and the Company negotiated the terms of the transaction to a purchase price of $450,000 subject to adjustments for the installation of a new air conditioning system and the payment of past due rent to the facility's landlord. The adjustments represent credits for the installation of an air conditioning system under a contract to be negotiated by the Company in accordance with mutually agreed specifications and the payment by the Purchaser of past due rent obligation of the Company in an amount not to exceed $100,000.

         During the negotiations the Edgmans were represented by counsel and the Company was represented by its corporate counsel, Adorno & Zeder, P.A.

         Although we have reported significant losses as a whole, management believes that the Miramar component, as a stand alone business, could potentially have an EBITDA (adjusted) of approximately $70,000 to $80,000 at the current sales levels. Under the market conditions of the sale, management believes that an unconditional, all cash transaction for a net purchase price of no less than 4.5 to 5 times EBIT is fair to the shareholders. Generally, 4 to 5 times net profit (3.5 times EBIT) represents an average purchase price for this industry. Due to the Company's cash and time restraints, we did not seek an appraisal of the value of the Miramar assets or obtain a fairness opinion with respect to the proposed asset sale.

REASONS FOR THE ASSET SALE; RECOMMENDATION OF OUR BOARD OF DIRECTORS

         Our Board of Directors has determined that the asset sale is in the best interest of our shareholders, and it has approved and adopted the asset sale pursuant to an asset purchase agreement containing customary and standard terms and provisions and approved by our Board of Directors.

         In the course of determining that the asset sale is in the best interest of our shareholders, our Board of Directors consulted with our management and considered a number of factors in making its determination, including:

         our financial projections and continuing negative cash flow;

         our desirability to reduce the overall debts of the Company;

         the questionable ability of the Company to continue to fund its existing operations with our current cash flow;

         the level of competition in the print industry;

         the inability of the Company to raise additional equity capital;

         the severe slowdown experienced in the print industry as the general economy fell into recession and spending on advertising, marketing and promotion decreased significantly;

         the slowing retail market negatively impacted the quick-print business and sales fell at our Miramar facility;

         the loss of key personnel at our Miramar facility;

         the effects of the events of September 11, 2001 on the South Florida economy and our sales and prospects; and

         general economic conditions.

         Additionally, after seeking other potential purchasers for the assets associated with the Miramar facility we have been unable to find a viable alternative to the proposed asset sale. In view of these factors, as well as the general economic conditions affecting us, our Board of Directors did not find it useful to and did not attempt to quantify, rank or otherwise assign relative weights to the factors considered in connection with its determination. In addition, our Board of Directors did not undertake to make any specific determination as to whether any particular factor was essential to its ultimate determination, but rather the Board conducted an overall analysis of the factors described above, including thorough discussions with and questioning of our management and legal advisors.

INTEREST OF EXECUTIVE OFFICERS AND DIRECTORS; POTENTIAL CONFLICTS OF INTEREST

         Neal J. Polan has been the Company's Chief Executive Officer since June 2000. At that time Mr. Polan entered into an Employment Agreement with the Company which provides for certain benefits including severance payments in the event of a termination. The Company has defaulted on its obligations under the Employment Agreement which condition has resulted in a "Constructive Discharge" under the terms thereof. In the event of a "Constructive Discharge," Mr. Polan is entitled to receive one year's salary as severance (i.e., current contractual salary is $220,000). Mr. Polan has agreed to waive any severance payments in exchange for a commission on the sale of the Company's assets.

         Mr. Polan has agreed to remain with the Company to assist in the asset sale and our ongoing activities as well as the possible winding down of our operations. In this regard, Mr. Polan has agreed to amend and modify the severance provisions of his Employment Agreement as follows: in lieu of receiving his contractual severance payments from the Company, Mr. Polan will be entitled to receive 20% of the gross consideration received by NexPub in connection with the sale of any of its assets to any party (other than Mr. Polan), including the contemplated sale to Robert and Laurie Edgman. In consideration of this modification, Mr. Polan has agreed to relieve the Company of any other severance obligation under his Employment Agreement. Payments of the commission will be made concurrently with the closing of the subject sale of the assets, however, no payment will be made to Mr. Polan until NexPub has satisfied its secured indebtedness in the amount of $150,000.

         The Company's shareholders approved the arrangement to pay Mr. Polan this commission for several reasons. It is the Company's belief that the amount of the commission will be significantly less than the Company's severance obligation. Also in the event of the resignation of Mr. Polan, the Company would be left without management and would be forced to immediately file for bankruptcy protection. Additionally, it is likely that the value of the assets to be sold in the asset sale and the value of the Company's remaining assets would not be fully realized or would be substantially devalued if Mr. Polan were not willing to continue to manage the Company and the Company was forced to liquidate.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

         Our management has concluded that there will be no tax consequences to our shareholders.

APPRAISAL RIGHTS

         Pursuant to Delaware law, our shareholders are not entitled to appraisal rights with respect to the sale of substantially all of our assets as described in this information statement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information with respect to the beneficial ownership of securities of the Company as of the close of business on December 1, 2001 by (i) each person known by the Company to beneficially own more than 5% of any class of the Company's voting securities, (ii) each director of the Company, (iii) the Company's Chief Executive Officer and each of the Company's four most highly compensated executive officers who beneficially own shares of Common Stock and (iv) all directors, nominees for director and executive officers of the Company as a group.

         Except as noted below, each person has sole voting and investment power with respect to the shares beneficially owned by such person. The Common Stock is the only voting security of the Company. A person is deemed to beneficially own a security if he or she has or shares the power to vote or dispose of the security or has the right to acquire it within 60 days.

                                            Common Stock
                                            ------------
Name of Beneficial Owner                    Number of                Percent
------------------------                    ---------                --------
                                            Shares                   of Class(7)
                                            ------                   ----------

Robert Priddy(1)......................       15,500,000(2)            14.18%
Neal J. Polan(1)......................        7,639,445(3)             6.82%
J. F. Shea & Co., Inc.(4).............       13,000,000               12.22%
Comvest Capital Partners, LLC(5) .....        9,700,000(6)             8.48%
All directors, nominees for director
and executive officers as a group
(1 person)............................        7,639,445                6.82%

----------

(1) The address of each of the indicated shareholders is c/o NexPub, Inc., 3820 Executive Way, Miramar, Florida 33025.

(2) Includes 3,000,000 shares of Common Stock issuable upon the exercise of warrants to purchase 3,000,000 shares of Common Stock, held by Mr. Priddy.

(3) Includes (a) 1,000,000 shares of Common Stock issuable upon the exercise of warrants to purchase 1,000,000 shares of Common Stock, held by trusts established for the benefit of the children of Mr. Polan's three minor children, the power of which to vote and dispose of such shares is held by Mr. Polan and, as a result of such power, Mr. Polan is deemed to own beneficially all of such 1,000,000 shares; and (b) 4,639,445 shares of Common Stock issuable upon the exercise of warrants to purchase 4,639,445 shares and 2,000,000 shares of Common Stock, held directly.

(4) J.F. Shea & Co., Inc. is a corporation organized in the State of Nevada, whose principal mailing address is 675 Brea Canyon Road, Walnut, California 91789.

(5) Comvest Capital Partners, LLC is a limited liability company organized in the State of Delaware whose principal mailing address is 830 Third Avenue, 4th Floor, New York, New York 10022.

(6) Includes 8,000,000 shares of Common Stock issuable upon the exercise of warrants to purchase 8,000,000 shares of Common Stock, held by Comvest Capital Partners, LLC.

(7) The percentage is based on 106,322,851 shares of Common Stock (shares issued and outstanding on Record Date).

VOTE REQUIRED

          The vote, which was required to approve the matters described above, was the affirmative vote of the holders of a majority of our voting capital stock. Each holder of the Company's Common Stock is entitled to one (1) vote for each share held. The record date for purposes of determining the number of outstanding shares of Common Stock of the Company, and for determining shareholders entitled to vote, was the close of business on December 1, 2001 (the "Record Date").

                As of the Record Date, the Company had outstanding 106,322,851 shares of Common Stock; however, 13,361,111 shares of such stock are currently pledged to a bank and, under Delaware law, cannot be voted nor can they be counted for quorum purposes. Holders of the shares have no preemptive rights. All outstanding shares are fully paid and nonassessable. The transfer agent for the Common Stock is Florida Atlantic Stock Transfer, Inc., Tamarac, Florida.

VOTE OBTAINED -- SECTION 228 OF THE DELAWARE GENERAL CORPORATION LAW

         Section 228 of the Delaware General Corporation Law (the "Delaware Law") provides that the written consent of the holders of the outstanding shares of voting capital stock, having not less than the minimum number of votes which would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, may be substituted for an annual or special meeting. Pursuant to Section 242 of the Delaware Law and the Bylaws of the Company, a majority of the outstanding shares of voting capital stock entitled to vote thereon is required in order to amend the Restated Certificate of Incorporation, elect Directors and approve public auditors. In order to eliminate the costs and management time involved in holding an Annual Meeting of Shareholders and in order to effect the Amendment, elect the Directors and approve the public auditors as early as possible in order to accomplish the purposes of the Company, the Board of Directors of the Company voted to utilize, and did in fact obtain, the written consent of the holders of a majority in interest of the voting capital stock of the Company. Accordingly, the shareholders will not be asked to take action on the Amendment, the election of the six Directors or the appointment of the public auditors at any future meeting.

         Pursuant to Section 228 of the Delaware Law, the Company is required to provide prompt notice of the taking of the corporate action without a meeting to the shareholders of record who have not consented in writing to such action. This Information Statement is intended to provide such notice.

WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly an special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file at the SEC's public reference rooms in Washington, D.C., and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at "http://www.sec.gov."

INFORMATION INCORPORATED BY REFERENCE


Our annual reports on form 10-k for the years ended December 31, 2000 and December 31, 1999, each filed by Nexpub with the SEC are incorporated by reference into this information statement. Our 10-Ks are not presented in this information statement or delivered with it, but are available (without exhibits, unless the exhibits are specifically incorporated in this proxy statement by reference) to any person, including any beneficial owner, to whom this proxy statement is delivered, without charge, upon written request directed to us at 660 White Plains Road, Third Floor, Tarrytown, New York 10591, Attention: Chief Financial Officer. Copies of our 10-Ks so requested will be sent, within one business day of receipt of such request, by first class mail, postage paid.


YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS INFORMATION STATEMENT. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS INFORMATION STATEMENT. THIS INFORMATION STATEMENT IS DATED FEBRUARY 1, 2002. YOU SHOULD
NOT ASSUME THAT THE INFORMATION CONTAINED IN THE INFORMATION STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN SUCH DATE, AND THE MAILING OF THIS INFORMATION STATEMENT TO SHAREHOLDERS SHALL NOT CREATE ANY IMPLICATION TO THE CONTRARY.

APPENDIX A - PRO FORMA FINANCIAL INFORMATION


The following unaudited pro forma condensed balance sheet as of September 30, 2001 gives effect to the sale of the Florida operations as if it had occurred on September 30, 2001.

The following unaudited pro forma condensed consolidated statements of operations for the nine months ended September 30, 2001 and year ended December 31, 2000 give effect to the sale of the Florida operations as if it had occurred at the beginning of the respective periods. Such statements of operations do not include the estimated pro forma net loss after taxes of $110,000 resulting from the sale of the Florida operations. The pro forma results are not necessarily indicative of the results of operations that would have been achieved had the disposition been consummated at the beginning of the periods reflected.


NexPub, Inc.
Unaudited Pro Forma Condensed Balance Sheet


                                                                                 At September 30, 2001

                                                             Historical             Adjustments                 Pro Forma
                                                   -------------------------------------------------------------------------
Assets
      Current Assets
           Cash                                                 $ 27,000               $ 450,000  (1)             $ 377,000
                                                                                        (100,000) (1)
           Accounts receivable, net                              209,000                (209,000) (2)                     -
           Inventory                                              60,000                 (60,000) (2)                     -
           Prepaid expenses                                       15,000                                             15,000
                                                   ----------------------   ---------------------      ---------------------

                Total Current Assets                             311,000                  81,000                    392,000
                                                   ----------------------   ---------------------      ---------------------

      Property and equipment, net                                410,000                (327,000) (2)                83,000
      Other assets                                                56,000                 (33,000) (2)                23,000
                                                   ----------------------   ---------------------      ---------------------

                                                                 777,000                (279,000)                   498,000
                                                   ======================   =====================      =====================

Liabilities and Stockholders' Equity
      Current Liabilities
           Notes payable, current portion                        158,000                 (21,000) (2)               137,000
           Capital lease obligations, current portion             21,000                  (2,000) (2)                19,000
           Stockholder loans                                     150,000                                            150,000
           Obligations under guarantees                        1,176,000                                          1,176,000
           Accounts payable and accrued expenses                 575,000                (142,000) (2)               433,000
                                                   ----------------------   ---------------------      ---------------------

                 Total current liabilities                     2,080,000                (165,000)                 1,915,000
                                                   ----------------------   ---------------------      ---------------------

      Notes payable                                              247,000                                            247,000
      Capital lease obligations                                   93,000                  (4,000) (2)                89,000
                                                   ----------------------   ---------------------      ---------------------

                                                               2,420,000                (169,000)                 2,251,000
                                                   ----------------------   ---------------------      ---------------------

      Stockholders' Equity
           Preferred stock                                             -                                                  -
           Common stock                                          106,000                                            106,000
           Additional paid in capital                         24,017,000                                         24,017,000
           Deferred compensation                              (1,804,000)                                        (1,804,000)
           Treasury stock, at cost                            (1,282,000)                                        (1,282,000)
           Accumulated deficit                               (22,680,000)               (110,000) (3)           (22,790,000)
                                                   ----------------------   ---------------------      ---------------------

              Total Stockholders' Equity                      (1,643,000)               (110,000)                (1,753,000)
                                                   ----------------------   ---------------------      ---------------------

                                                               $ 777,000              $ (279,000)                 $ 498,000
                                                   ======================   =====================      =====================

Notes to Unaudited Condensed Pro Forma Financial Statements
-----------------------------------------------------------

(1) Reflects net cash proceeds of $450,000, offset by estimated cash disbursements of $100,000 for certain offsets to the purchase price.

(2)      Records the elimination of the assets and liabilities sold.

(3)      Represents the estimated net loss after taxes from the sale.

NexPub, Inc.
Unaudited Pro Forma Condensed Statement of Operations


                                                            For the nine months ended September 30, 2001
                                                             Historical             Adjustments                 Pro Forma
                                                   ----------------------   ---------------------      ---------------------

Net sales                                                    $ 1,483,000            $ (1,426,000) (4)              $ 57,000
 Cost of sales                                                 1,144,000              (1,100,000) (4)                44,000
                                                   ----------------------   ---------------------      ---------------------
       Gross profit                                              339,000                (326,000)                    13,000

 Stock based compensation                                      1,856,000                                          1,856,000
 Software development                                            703,000                                            703,000
 Selling, general and administrative                           1,333,000                (421,000) (4)               912,000
 Impairment of long-lived assets                                 316,000                (132,000) (5)               184,000
                                                   ----------------------   ---------------------      ---------------------
 Loss from operations                                         (3,869,000)                227,000                 (3,642,000)

  Interest expense, net                                           (6,000)                  5,000  (6)                (1,000)
                                                   ----------------------   ---------------------      ---------------------

     Net loss                                               $ (3,875,000)              $ 232,000               $ (3,643,000)
                                                   ======================   =====================      =====================


Basic and diluted EPS                                            $ (0.04)                                           $ (0.03)
                                                   ======================                              =====================

     Average common shares outstanding                       106,374,000                                        106,374,000
                                                   ======================                              =====================

NexPub, Inc.
Unaudited Pro Forma Condensed Statement of Operations


                                                                  For the year ended December 31, 2000
                                                             Historical             Adjustments                 Pro Forma
                                                   ----------------------   ---------------------      ---------------------

Net sales                                                    $ 2,349,000            $ (2,269,000) (4)              $ 80,000
 Cost of sales                                                 1,953,000              (1,886,000) (4)                67,000
                                                   ----------------------   ---------------------      ---------------------
       Gross profit                                              396,000                (383,000)                    13,000

 Stock based compensation                                      1,251,000                                          1,251,000
 Software development                                          1,210,000                                          1,210,000
 Impairment of long-lived assets                                 617,000                                            617,000
 Cost of obligation under guarantees                           1,176,000                                          1,176,000
 Plant closure                                                   336,000                (336,000) (7)                     -
 Selling, general and administrative                          13,095,000              (1,284,000) (4)            11,811,000
                                                   ----------------------   ---------------------      ---------------------
       Total operating costs                                  17,685,000              (1,620,000)                16,065,000

 Loss from operations                                        (17,289,000)              1,237,000                (16,052,000)

  Interest income, net                                             5,000                 (22,000) (6)                27,000
                                                   ----------------------   ---------------------      ---------------------

     Net loss                                              $ (17,284,000)            $ 1,259,000              $ (16,025,000)
                                                   ======================   =====================      =====================


Basic and diluted EPS                                            $ (0.32)                                           $ (0.30)
                                                   ======================                              =====================

     Average common shares outstanding                        54,168,000                                         54,168,000
                                                   ======================                              =====================




Notes to Unaudited Condensed Pro Forma Financial Statements
-----------------------------------------------------------

(4) Represents elimination of the revenues and expenses of the Florida operations.

(5) Represents a reduction in the asset impairment writedown relating to the Florida operations.

(6) Represents the elimination of interest expense relating to certain debt being acquired by the purchaser.

(7) Represents the elimination of plant closure expenses relating to the relocation of the Florida operations.